Exhibit 5.1

                                                  April 18, 2002


American Locker Group Incorporated
608 Allen Street
Jamestown, New York  14702-1000

Ladies and Gentlemen:

         We are counsel to American Locker Group Incorporated, a Delaware corporation (the "Registrant"), and we have acted as counsel to the Registrant in connection with the Registrant's Registration Statement on Form S-8 (the "Registration Statement"). The Registration Statement is to be filed with the Securities and Exchange Commission and relates to the registration under the Securities Act of 1933, as amended, of an aggregate of 150,000 shares (the "Shares") of the Registrant's Common Stock, par value $1.00 per share, in connection with the American Locker Group Incorporated 1999 Stock Incentive Plan (the "Plan").

         We are familiar with the Registration Statement and the Plan, and we have examined the Registrant's Certificate of Incorporation and the Registrant's By-Laws. We have also examined such other public and corporate documents, certificates, instruments and corporate records, and such questions of law, as we have deemed necessary or appropriate for the purpose of this opinion.

         Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Yours truly,


                                        /s/ Kirkpatrick & Lockhart LLP